Press Release
For Immediate Release
August 24, 2010

Regenicin Appoints Amgen Co-founder Dr. Joseph Rubinfeld to Board of Directors
Rubinfeld expected to assist with FDA approval process for autologous cultured skin substitute, PermaDerm™

NEW YORK— Regenicin, Inc. (OTCBB: WDSTD.OB), a clinical-stage biotechnology company, announced today that Dr. Joseph Rubinfeld, one of the four original founders of Amgen, Inc., (Nasdaq: AMGN) has agreed to join the company’s board of directors. Dr. Rubinfeld will be instrumental to assisting the company’s commercialization efforts of PermaDerm™, Regenicin’s proprietary autologous cultured skin substitute intended to restore the qualities of healthy human skin for use in the treatment of burns, chronic wounds and a variety of plastic surgery procedures.

In addition to his efforts in founding Amgen, Dr. Rubinfeld has a forty-year history in pharmaceutical and consumer product development.  His accomplishments include the creation of the multi-billion dollar antibiotic Amoxicillin as well as the first synthetic biodegradable detergent. He has obtained over 100 patents during his distinguished career.

Commenting on his decision to join Regenicin, Dr. Rubinfeld stated, “With the recent acquisition of the rights to this revolutionary technology, Regenicin is in a position to be the only company in the world capable of quickly growing and grafting a person’s own skin. This is a critical development for the multi-billion dollar treatment market for burns and other wounds that are currently dependent on cadaver and pig skin,” said Dr. Rubinfeld.  “These methods often have high rejection rates compared to virtually no rejection issues when a person’s own skin is being used for grafting. I look forward to helping the team at Regenicin navigate through the final hurdles toward commercialization of this life improving technology.”

Dr. Rubinfeld began his career as a research scientist with several pharmaceutical and consumer product companies including Schering Plough and Colgate Palmolive. He served for 12 years at Bristol Myers, where in addition to developing Amoxicillin and Chephadroxil, he was instrumental in licensing their original anti-cancer line of products, including Mitomycin, Etoposide, and Bleomycin. After co-founding Amgen in 1980 and serving as its chief of operations, Dr. Rubinfeld has served as an advisor or Board member to a number of companies including AVI BioPharma and Quark Pharmaceuticals. In 1991 he co-founded Supergen, a drug development company based in Dublin, California, where he served as President and CEO until 2003 and as a member of the Board of Directors until 2005.  During that time he oversaw the company’s initial public offering and its rise to a multi-billion dollar market capitalization. Management believes his wealth of experience in biotech and big pharma will be instrumental for Regenicin as it transitions to commercialization.

“We are honored to have Dr. Rubinfeld join our board,” said Randall McCoy, Chief Executive Officer, Regenicin. “His expertise in regulatory product approval processes and subsequent commercialization will prove invaluable to Regenicin as we enter this new phase in our company’s history and bring PermaDerm™ to patients worldwide.”

About Regenicin, Inc.

Regenicin, Inc. is a clinical-stage company developing next-generation tissue-engineered skin substitutes to restore the qualities of healthy human skin. Regenicin is a publicly traded company, with headquarters in New York, NY. Additional information can be found on the company’s website, http://www.regenicin.com and in the company’s filings with the Securities and Exchange Commission located at www.sec.gov.

For more information about Regenicin please contact:
Contact: Jay Strell
Sunshine, Sachs and Associates
strell@sunshinesachs.com
212.691.2800